Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139698
FINAL PROSPECTUS
14,503,000 Shares Common Stock
     This prospectus relates solely to resale or other disposition of shares of common stock and shares of common stock issuable upon exercise of warrants issued to the selling stockholders named in this prospectus. On November 28, 2006, Zila, Inc. issued warrants to purchase 1,035,000 shares of its common stock, which expire on the five year anniversary of their date of issuance and have an exercise price of $2.21 per share (the “Initial Warrants”), and on November 29, 2006, Zila, Inc. issued 9,100,000 shares of its common stock and additional Initial Warrants to purchase 4,368,000 shares its common stock (which also expire on the five year anniversary of their date of issuance and have an exercise price of $2.21 per share), all of which were issued in private placements that were exempt from registration under the Securities Act. The Initial Warrants contain anti-dilution mechanisms that adjust the exercise price and/or the number of shares of Zila, Inc.’s common stock that will be received upon exercise in the event of stock splits, stock dividends, recapitalizations or other similar events.
     The selling stockholders may sell or otherwise dispose of the shares from time to time through public or private transactions or through other means described in the section entitled “Plan of Distribution,” beginning on page 13. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying market prices determined at the time of sale or at negotiated prices.
     We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, in the event that the Initial Warrants are exercised by the payment of cash by the selling stockholders, we would receive the exercise price of the Initial Warrants, which is $2.21 per share. The selling stockholders will receive proceeds from the sale of the 9,100,000 shares, but they will only receive proceeds from the sale of the shares underlying the Initial Warrants if, and to the extent that, they exercise the Initial Warrants. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.
     Our common stock is quoted on the Nasdaq Global Market under the symbol “ZILA.” The last reported sale price for our common stock on March 21, 2007 was $2.08 per share.
     Investment in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 of this prospectus for more information regarding these risks.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 26, 2007.

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements hereto. We have not authorized anyone to provide you with additional or different information. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of our common stock in any jurisdiction where it is unlawful to do so. The information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of this document, or on the prospectus supplement, as appropriate, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     Unless the context otherwise requires, references to “Zila,” “we,” “us,” “our” or the “company” in this prospectus mean Zila, Inc., together with its wholly-owned direct subsidiaries.
     Zila and our logo, used alone and with the mark Zila, are our registered service marks and trademarks.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to you on the SEC’s Internet site.
     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.
     You may also request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, e-mailing or telephoning us at the following address, e-mail address or phone number:
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Zila, Inc.
5227 N. 7th Street
Phoenix, AZ 85014-2800
investor@zila.com
(602) 266-6700
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We incorporate by reference in this prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (1) any filings after the date of the initial registration statement and prior to the effectiveness of the registration statement and (2) any filings after the date of this prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until all of the securities to which this prospectus relates have been sold or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.
     We incorporate by reference into this prospectus the following documents:
•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2006, filed with the SEC on October 10, 2006 (except for Items 6, 7 and 8, which have been updated in the Current Report on Form 8-K filed December 28, 2006);

•	our Quarterly Reports on Form 10-Q for the quarter ended October 31, 2006, filed with the SEC on December 7, 2006, and for the quarter ended January 31, 2007, filed with the SEC on March 8, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on October 26, 2006; November 17, 2006; December 15, 2006; December 20, 2006; December 20, 2006; December 27, 2006; December 28, 2006; February 23, 2007 and March 13, 2007;

•	our Current Reports on Form 8-K/A, filed with the SEC on December 4, 2006 (amending the Current Report on Form 8-K filed with the SEC on November 17, 2006) and February 13, 2007 (amending the Current Report on Form 8-K filed with the SEC on November 17, 2006 and the Current Report on Form 8-K/A filed with the SEC on December 4, 2006);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 24, 2006; and

•	the description of our Common Stock contained in our Registration of Certain Classes of Securities on Form 8-A, dated March 1, 1989.
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FORWARD-LOOKING STATEMENTS
     This prospectus, including information incorporated into this document by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus and in the information incorporated into this prospectus by reference. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “may” and variations of such words and similar expressions. In addition, any statements that refer to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements are described more fully in the section entitled “Risk Factors” and in the reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Our business, financial condition or results of operations could also be adversely affected by other factors besides those listed here. However, these are the risks our management currently believes are material.
     You should carefully consider the trends, risks and uncertainties described in the section entitled “Risk Factors” of this prospectus and other information in this prospectus or reports filed with the SEC before making any investment decision with respect to the securities. If any of the trends, risks or uncertainties set forth in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
PRINCIPAL EXECUTIVE OFFICE
     Our headquarters are located at 5227 North 7th Street, Phoenix, Arizona 85014, and our telephone number is (602) 266-6700.
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PROSPECTUS SUMMARY
     The following summary includes basic information about our company and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. For a more comprehensive understanding of our company and the shares of our common stock covered by this prospectus, you should read this entire prospectus carefully, including the risks of investing discussed under the section entitled “Risk Factors” and the information that we have incorporated by reference into this prospectus.
Zila, Inc.
     Zila, Inc., a Delaware corporation that is headquartered in Phoenix, Arizona, is a leading oral cancer diagnostic company focused on the prevention and treatment of oral disease.
     Zila is dedicated to establishing ViziLite® Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with initial focus on the dental market through Pro-Dentec®, a leading designer, manufacturer and marketer of products exclusively to dental professionals for Soft Tissue Management (STM®) including the Rota-dent® Professional Powered Brush, the Pro-Select3® Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM® products for both in-office and home-care use.
     Zila is also focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest®, followed by the development of additional applications of its cancer detection technologies.
The Offering

Common Stock, directly issued to the selling stockholders, covered hereby	9,100,000 shares

Common Stock, issuable to the selling stockholders upon their exercise of Initial Warrants, covered hereby	5,403,000 shares

Common stock to be outstanding assuming the sale of all the shares covered hereby	76,832,083 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock in this offering. However, upon exercise for cash of the Initial Warrants described herein, the selling stockholders will pay us the exercise price of the Initial Warrants, or $2.21 per share.

Nasdaq Global Market symbol	ZILA

(1)	The number of shares to be outstanding is based on 62,329,083 shares outstanding as of February 28, 2007.

RISK FACTORS
     You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.
Trends, Risks and Uncertainties Related to Our Business
We may be unable to obtain FDA approval, or to establish a market, for OraTest® in the United States and obtaining regulatory approval for OraTest® and other products is costly and uncertain.
      We are seeking FDA approval for OraTest® and are conducting a phase III clinical trial to include in an amended New Drug Application. The rigorous clinical testing and extensive regulatory approval process mandated by the FDA and equivalent foreign authorities before we can market for OraTest® or any new drug, device or product can take a number of years and require the expenditure of substantial resources, and approval may not ultimately be obtained.
     We have made a significant financial investment to obtain FDA approval of the OraTest® product, to build our manufacturing facility, and to prepare for the introduction of OraTest® in the United States market. There can be no assurance that our regulatory program will meet the FDA’s requirements or that the FDA will issue a final approval of the OraTest® product, and the failure of the FDA to approve OraTest® would make it impossible for us to recoup our investment through sales of the OraTest® products in the United States. The failure of the FDA to finally approve the OraTest® product would have a material adverse effect on our results of operations.
      There can be no assurances that funds will be available to conduct the program at the optimal pace or be adequate to support the future regulatory program costs if the regulatory approval effort proceeds at a slower rate than expected, requires additional testing beyond our current expectation, the costs increase beyond current estimates or we are unable to generate the required level of cash flow from operations. Factors that affect the cost and timing of completion of the regulatory program include but are not limited to: (i) patient enrollment rates; (ii) lesion formation rate within the study population; (iii) compliance with the study protocol and related monitoring; (iv) level of funding throughout the study; (v) completion of testing within the non-clinical and chemistry, manufacturing, and controls areas; and (vi) program modifications or requirements for additional testing. No assurances can be made that the regulatory objectives will be achieved for OraTest®.
      If FDA approval of the OraTest® product is received, such approval may entail limitations on the indicated uses for which the product may be marketed and there is no assurance that we will be successful in gaining market acceptance of the OraTest® product. Moreover, a marketed product, its manufacturer, its manufacturing facilities, and its suppliers are also subject to continual review and periodic inspections, and later discovery of previously unknown problems, or the exacerbation of problems previously deemed acceptable, with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market, which would adversely affect our operations and financial condition.
     The rigorous clinical testing and extensive regulatory approval process mandated by the FDA and equivalent foreign authorities before we can market any new drug, device or product can take a number of years and require the expenditure of substantial resources. Obtaining such approvals and completing such testing is a costly and time-consuming process, and approval may not ultimately be obtained. The length of the FDA regulatory process and review period varies considerably, as does the amount of data required to demonstrate the safety and efficacy of a specific product. If the compounds in testing are modified or optimized or if certain results are obtained, it may extend the testing process. In addition, additional testing, delays or rejections may be encountered based upon changes in FDA policy, personal or prior understandings during the period of product development and FDA regulatory review of each investigational new drug application, new drug application, or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures we will obtain regulatory approval for any products we develop.

If we are unable to obtain adequate funds on acceptable terms, we may not be able to develop and market our present and potential products.
     Our liquidity needs arise from working capital requirements, the funding of our OraTest® regulatory program and the launch of our new products, such as ViziLite® Plus, and our future strategic initiatives. In the past, we have met these cash requirements through our cash and cash equivalents, borrowings under our credit facility, cash from operations and working capital management, the sale of non-core assets, proceeds from the issuance of common stock under our employee stock option and stock purchase programs and, recently, proceeds from the Private Placement (as defined below). However, the development of our products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities. In addition, in the future, it is possible that we will need to raise additional funds for purposes that cannot be quantified and we may seek such additional funding through collaborative arrangements. If we are unable to obtain additional financing on acceptable terms, or at all, we may be required to (i) delay, scale back or eliminate some or all of our research and product development programs or acquisition activity, (ii) limit the marketing of our products or (iii) license to third parties the rights to commercialize products or technologies that we would otherwise seek to develop and market ourselves.
Our lack of earnings history could adversely affect our financial health and prevent us from fulfilling our payment obligations.
     On November 28 and 29, 2006, we completed the sale of common stock, warrants and convertible notes, resulting in aggregate gross proceeds of approximately $40,000,000 (collectively, the “Private Placement”). On November 28, 2006, we completed the sale and issuance of approximately $12,075,000 in aggregate principal amount of our 12% Unsecured Convertible Notes (the “Unsecured Notes”), which converted into shares of our common stock at a conversion price of $1.75 per share following receipt of approval by our shareholders of the proposals set forth in our definitive proxy statement, filed with the SEC on November 24, 2006 (the date of receipt of such approval referred to as the “Conversion Date”), Initial Warrants to purchase 1,035,000 shares of our common stock, warrants to purchase 3,105,000 shares of our common stock, which became exercisable for five years at an exercise price of $2.21 per share following the Conversion Date (the “Additional Warrants”), approximately $12,000,000 in aggregate principal amount of our Secured Notes, which are convertible into shares of the Company’s common stock following the Conversion Date, and warrants to purchase up to 1,909,091 shares of our common stock at an exercise price of $2.21 per share, which are exercisable for five years at $2.21 per share following the Conversion Date (the “Secured Note Warrants”). On November 29, 2006, we completed the sale and issuance of 9,100,000 shares of our common stock for $1.75 per share and additional Initial Warrants to purchase 4,368,000 shares of our common stock.
     As a result of the Private Placement, we have incurred indebtedness and, although we have no concrete plans to do so, we may incur additional indebtedness in the future.
     Our ability to service our debt obligations and to fund working capital and capital expenditures will depend upon our future operating performance, which will be affected by factors discussed elsewhere in the reports we file with the SEC, including, without limitation, receipt of regulatory approvals, economic conditions and financial, business and other factors, many of which are beyond our control.
     Our lack of earnings history and our level of debt could have important consequences for you, such as:

•	making it more difficult for us to satisfy our obligations with respect to the Secured Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restricting us from making strategic acquisitions, introducing new products or exploiting business opportunities;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes;

•	requiring us to sell debt securities or to sell some of our core assets, possibly on unfavorable terms;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage compared to our competitors that have less debt.

Our debt instruments contain restrictive covenants that could adversely affect our business by limiting our flexibility.
     Our Secured Notes impose restrictions that affect, among other things, our ability to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, merge or consolidate, enter into transactions with affiliates, and otherwise enter into certain transactions outside the ordinary course of business. Our Secured Notes also require us to maintain defined levels of EBITDA, defined as earnings (loss) before interest, taxes (income), depreciation and amortization. Our ability to comply with these covenants and restrictions may be affected by events beyond our control. If we are unable to comply with the terms of our Secured Notes, or if we fail to generate sufficient cash flow from operations to service our debt, we may be required to refinance all or a portion of our indebtedness or to obtain additional financing. If cash flow is insufficient and refinancing or additional financing is unavailable because of our high levels of debt and the debt incurrence restrictions under our debt instruments, we may default on our debt instruments. In the event of a default under the terms of any of our indebtedness, the debt holders may, under certain circumstances, accelerate the maturity of our obligations.
We may fail to realize the anticipated cost savings, revenue enhancements, product focus, or other benefits expected from our recent disposition of the Nutraceuticals Business Unit and subsequent acquisition of Pro-Dentec®.
     Our future growth will depend on our ability to implement our business strategy. We believe that our recent acquisition of Pro-Dentec®, a privately-held dental products company, could strengthen our core businesses in our core business, including the development and commercialization of oral cancer screening products. Further, we believe that this acquisition could increase our ability to deliver our oral cancer screening products into the dental marketplace and could result in synergies that enhance our sales capability, potentially reduce our costs and increase our profits. However, successful acquisitions in our industry are difficult to accomplish because they require, among other things, efficient integration and aligning of product offerings and manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of integration and alignment may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated and aligned and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration and alignment of operations following an acquisition or alliance requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. In addition, there is no guarantee that such acquisition will result in the synergies we anticipate. Furthermore, uncertainties associated with such acquisition combined with the recent disposition of our Nutraceuticals Business Unit may cause loss of employees. Ultimately, the success of such acquisition depends in part on the retention of key personnel. There can be no assurance that we will be able to retain the acquired company’s key management, technical, sales and customer support personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of such acquisition and the disposition of the Nutraceuticals Business Unit.
We have incurred substantial expenses and committed valuable time related to the recent disposition of our Nutraceuticals Business Unit and our ability to successfully execute our business plan is dependent on our ability to obtain adequate financing.
     We have incurred substantial expenses related to legal and financial advisors and our management has spent significant time on matters implementing its strategic vision. Our business plan has required and will require substantial capital expenditures. We may require additional financing to fund our planned growth. Our ability to raise additional capital will depend on the results of our operations and the status of various capital and industry markets at the time we seek such capital. We may also incur debt or assume contingent liabilities that could place restrictions on management’s ability to use capital or conduct the business. Accordingly, we cannot be certain that additional financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable, we may be required to curtail our development and acquisition activities.

Historically we are dependent on a few key products and our growth is dependent on the development of new products.
     Nearly all of our revenues for the past fiscal year were derived from sales of Ester-C®, Peridex®, and ViziLite® Plus. As disclosed above, we disposed of our Nutraceuticals Business Unit and the Ester-C® products on October 2, 2006. With the acquisition of Pro-Dentec® and the change in our distribution method for ViziLite® Plus and the addition of the STM® products of Pro-Dentec®, we now sell direct to thousands of dental offices nationally and we believe we have reduced our dependency on key customers. If any of our major products were to become subject to a problem such as loss of patent protection, unexpected side effects, regulatory proceedings, publicity affecting user confidence, or pressure from competing products, or if a new, more effective treatment should be introduced, the impact on our revenues could be significant. Additionally, we are reliant on third party manufacturers and single suppliers for nearly all of our Peridex® and ViziLite® products, and any supply problems resulting from regulatory issues applicable to such parties or failures to comply with current Good Manufacturing Practices could have a material adverse impact on our financial condition.
     Our future growth is dependent on new product development. New product initiatives may not be successfully implemented because of many factors, including, but not limited to, difficulty in assimilation, development costs and diversion of management time. There can be no assurance that we will successfully develop and integrate new products into our business that will result in growth and a positive impact on our business, financial condition and results of operation.
     A number of factors could impact our plans to commercialize our new products, including, but not limited to, difficulties in the production process, controlling the costs to produce, market and distribute the product on a commercial scale and our ability to do so with favorable gross margins and otherwise on a profitable basis; the inherent difficulty of gaining market acceptance for a new product; competition from larger, more established companies with greater resources; changes in raw material supplies that could result in production delays and higher raw material costs; difficulties in promoting consumer awareness for the new product; adverse publicity regarding the industries in which we market our products; and the cost, timing and ultimate results of human efficacy studies that we undertake.
Our proprietary rights may prove difficult to enforce.
     Our current and future success depends on a combination of patent, trademark, and trade secret protection and nondisclosure and licensing agreements to establish and protect our proprietary rights. We own and have exclusive licenses to a number of United States and foreign patents and patent applications and intend to seek additional patent applications as we deem necessary and appropriate to operate our business. We can offer no assurances regarding the strength of the patent portfolio underlying any existing or new product and/or technology or whether patents will issue from any pending patent applications related to a new product and/or technology, or if the patents do issue, that any claims allowed will be sufficiently broad to cover the product, technology or production process. Although we intend to defend our proprietary rights, policing unauthorized use of intellectual property is difficult or may prove materially costly and any patents that may be issued relating to new products and technology may be challenged, invalidated or circumvented.
We are dependent on our senior management and other key personnel.
     Our ability to operate successfully depends in significant part upon the experience, efforts and abilities of our senior management and other key scientific, technical and managerial personnel. Competition for talented personnel is intense. On December 22, 2006, Andrew A. Stevens resigned as our Chief Financial Officer. We appointed Diane E. Klein, our Vice President and Treasurer, to assume on an interim basis Mr. Stevens’ role as Principal

Financial and Accounting Officer. We have undertaken a search for a permanent replacement. The future loss of services of one or more of our key executives could adversely impact our financial performance and our ability to execute our strategies. Additionally, if we are unable to attract, train, motivate and retain key personnel, our business could be harmed.
     Also, in connection with the Private Placement (as defined below), the Company agreed to appoint a Chair other than its Chief Executive Officer to its Board of Directors, and to use its commercially reasonable efforts to fill two vacancies on its Board of Directors resulting from an increase in the size of the Board of Directors that has yet to occur, on or before August 1, 2007. We cannot assure you that we will be able to attract candidates to fill such positions. If we are unable to do so, an event of default could occur on our 6% Senior Secured Convertible Notes (the “Secured Notes”), which would require us to repay the entire outstanding principal balance, plus accrued but unpaid interest, on such Secured Notes, regardless if we have sufficient funds to repay such indebtedness.
We and our products are subject to regulatory oversight that could substantially interfere with our ability to do business.
     We and our present and future products are subject to risks associated with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators under existing regulations, including the interpretation of and compliance with existing, proposed and future regulatory requirements imposed by the FDA. We are also subject to other governmental authorities such as the Department of Health and Human Services, the Consumer Products Safety Commission, the Department of Justice and the United States Federal Trade Commission with its regulatory authority over, among other items, product safety and efficacy claims made in product labeling and advertising. Individual states, acting through their attorneys general, have become active as well, seeking to regulate the marketing of prescription drugs under state consumer protection and false advertising laws. A regulatory determination or development that affects our ability to market or produce one or more of our products could have a material adverse impact on our business, results of operation and financial condition and may include product recalls, denial of approvals and other civil and criminal sanctions.
We are at risk with respect to product liability claims.
     We could be exposed to possible claims for personal injury resulting from allegedly defective products manufactured by third parties with whom we have entered into manufacturing agreements or by us. We maintain $6,000,000 in product liability insurance coverage for claims arising from the use of our products, with limits we believe are commercially reasonable under the circumstances, and, in most instances, require our manufacturers to carry product liability insurance. While we believe our insurance coverage is adequate, we could be subject to product liability claims in excess of our insurance coverage. In addition, we may be unable to retain our existing coverage in the future. Any significant product liability claims not within the scope of our insurance coverage could have a material adverse effect on us.
We face significant competition that could adversely affect our results of operation and financial condition.
     The pharmaceutical and biotechnology industries are highly competitive. A number of companies, many of which have financial resources, marketing capabilities, established relationships, superior experience and operating history and research and development capacities greater than ours, are actively engaged in the development of products similar to the products we produce and market. The pharmaceutical industry is characterized by extensive and ongoing research efforts. Other companies may succeed in developing products superior to those we market. It may be difficult for us to maintain or increase sales volume and market share due to such competition which would adversely affect our results of operations and financial condition. In particular, in the United States, competition with producers of generic products is a major challenge as is the case with Peridex®. The loss of any of our products’ patent protection could lead to a significant loss in sales of our products in the United States market.

If the use of our technology is determined to infringe on the intellectual property rights of others, our business could be harmed.
     Litigation may result from our use of registered trademarks or common law marks and, if litigation against us were successful, a resulting loss of the right to use a trademark could reduce sales of our products and could result in a significant damage award. International operations may be affected by changes in intellectual property legal protections and remedies in foreign countries in which we do business.
     Furthermore, if it were ultimately determined that our intellectual property rights are unenforceable, or that our use of our technology infringes on the intellectual property rights of others, we may be required or may desire to obtain licenses to patents and other intellectual property held by third parties to develop, manufacture and market products using our technology. We may not be able to obtain these licenses on commercially reasonable terms, if at all, and any licensed patents or intellectual property that we may obtain may not be valid or enforceable. In addition, the scope of intellectual property protection is subject to scrutiny and challenge by courts and other governmental bodies. Litigation and other proceedings concerning patents and proprietary technologies can be protracted, expensive and distracting to management and companies may sue competitors as a way of delaying the introduction of competitors’ products. Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners, may be costly and time-consuming and could significantly harm our business.
     Because of the large number of patent filings in our industry, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary intellectual property rights relating to products or processes competitive with or similar to ours. We cannot be certain that United States or foreign patents do not exist or will not be issued that would harm our ability to commercialize our products and product candidates. In addition, our exposure to risks associated with the use of intellectual property may be increased as a result of an acquisition as we have lower visibility into any potential target’s safeguards and infringement risks. In addition, third party claims may be asserted after we have acquired technology that had not been asserted prior to such acquisition.
We require certain raw materials for our manufacturing processes that may only be acquired through limited sources.
     Raw materials essential to our business are generally readily available. However, certain raw materials and components used in the manufacture of pharmaceutical products are available from limited sources, and in some cases, a single source. Any curtailment in the availability of such raw materials could be accompanied by production delays, and in the case of products, for which only one raw material supplier exists, could result in a material loss of sales. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers could result in production delays, higher raw material costs and loss of sales and customers. Production delays may also be caused by the lack of secondary suppliers.
We have, in the past, received minor deficiencies from regulatory agencies related to our manufacturing facilities.
     The FDA, OSHA and other regulatory agencies periodically inspect our manufacturing facilities and certain facilities of our suppliers. In the past, such inspections resulted in the identification of certain minor deficiencies in the standards we are required to maintain by such regulatory agencies. We developed and implemented action plans to remedy the deficiencies, however, there can be no assurance that such deficiencies will be remedied to the satisfaction of the applicable regulatory body. In the event that we are unable to remedy such deficiencies, our product supply could be affected as a result of plant shutdown, product recall or other similar regulatory actions, which would likely have an adverse affect on our business, financial condition and results of operation.

Trends, Risks and Uncertainties Related to Our Capital Stock
The Private Placement and other financing arrangements or corporate events could significantly dilute existing ownership.
     Assuming the exercise of all Initial Warrants, Additional Warrants, all Secured Note Warrants and all warrants issued to our placement agent for the Private Placement, and the conversion of all of the Secured Notes, an additional 17,000,000 shares of our common stock will be issued, which will not only dilute a shareholder’s current ownership percentage, but will also dilute voting power. If we choose to raise additional funds through the issuance of shares of our common stock, or securities convertible into our common stock, significant dilution of ownership in our company may occur, and holders of such securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. Moreover, other corporate events such as the exercise of outstanding options would result in further dilution of our ownership.
In the past, we have experienced volatility in the market price of our common stock and we may experience such volatility in the future.
     The market price of our common stock has fluctuated significantly in the past. We believe that announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions in general in the industries in which we operate, and developments in regulatory arenas may have caused such fluctuations. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities we issued and other pharmaceutical and health care companies, often for reasons unrelated to the operating performance of the specific companies. In the past, stockholders of other companies have initiated securities class action litigation against such companies following periods of volatility in the market price of the applicable common stock. We anticipate that the market price of our common stock may continue to be volatile. If the market price of our common stock continues to fluctuate and our stockholders initiate this type of litigation, we could incur substantial costs and expenses and such litigation which could divert our management’s attention and resources, regardless of the outcome, thereby adversely affecting our business, financial condition and results of operation.
We may take actions which could dilute current equity ownership or prevent or delay a change in our control.
     Our Board of Directors and stockholders recently approved an increase in our authorized capital stock from 67,500,000 to 150,000,000 and an increase in authorized common stock from 60,000,000 to 147,500,000. Some of these newly authorized shares will be reserved for issuance upon the exercise of the Initial Warrants, Additional Warrants, Secured Note Warrants and all warrants issued to our placement agent for the Private Placement, as well as the conversion of the Unsecured Notes and Secured Notes, that were issued in the Private Placement. Subject to the rules and regulations promulgated by Nasdaq and the SEC, our Board of Directors could authorize the sale and issuance of additional shares of common stock, which would have the effect of diluting the ownership interests of our stockholders.
     In addition, our Board of Directors has the authority, without any further vote by our stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. On February 1, 2001, we issued 100,000 shares of our Series B Convertible Preferred Stock in connection with an acquisition. As of October 31, 2006, all of these shares remained outstanding. If the Board of Directors authorizes the issuance of additional shares of Preferred Stock, such an issuance could have the effect of diluting the ownership interests of our stockholders.
USE OF PROCEEDS
     We are registering these shares pursuant to the registration rights granted to the selling stockholders. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of these shares by the selling stockholders. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.
     We may receive proceeds from the issuance of shares of common stock upon exercise of the Initial Warrants described elsewhere in this prospectus. In the event that the Initial Warrants are exercised by the payment of cash by the selling stockholders, we estimate that we may receive up to approximately $11.9 million based on an exercise price of $2.21 per share. The Initial Warrants are also exercisable on a cashless basis if, after November 28, 2007, the common stock issuable upon exercise of the Initial Warrants may not be freely sold to the public as a result of the Company’s failure to satisfy its obligations under the Registration Rights Agreement. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of the Initial Warrants to meet our working capital needs and for general corporate purposes.

SELLING STOCKHOLDERS
     This prospectus relates to the possible resale or other disposition by the selling stockholders of 9,100,000 shares of common stock and 4,368,000 shares of common stock that are issuable upon the exercise of Initial Warrants that we sold in a private placement on November 29, 2006, as well as 1,035,000 shares of common stock that are issuable upon the exercise of Initial Warrants that we sold in a private placement on November 28, 2006. On November 28, 2006, we entered into two registration rights agreements with, among other investors, the selling stockholders, one of which obligates us to register the shares and shares of common stock underlying the Initial Warrants. The Company is obligated to register the shares of common stock underlying the Additional Warrants, Secured Note Warrants, Unsecured Notes and Secured Notes on a separate registration statement.
     The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders, and reflects holdings as of December 15, 2006. As used in this prospectus, the term “selling stockholders” includes the entities listed below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from any of the selling stockholders as a gift, pledge or other transfer. Except as set forth in the footnotes below, beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

	Shares of Common Stock				Shares of Common Stock
	Beneficially Owned		Number of		Beneficially Owned
	Prior to Offering		Shares Being		After Offering
Security Holders	Number(1)	Percent(2)	Offered		Number(3)	Percent(3)
Atlas Master Fund, Ltd. (4)	5,587,906	8.53%	25,997	(16)	5,561,909	8.49%

Booth & Co. FFC Hartmarx Retirement Income Trust (5)	127,042	*	92,772	(17)	34,270	*

Booth & Co. FFC Rush University Medical Center Endowment Account (5)	166,917	*	121,707	(18)	45,210	*

Booth & Co. FFC Rush University Medical Center Pension & Retirement (5)	200,927	*	146,580	(19)	54,347	*

BTG Investments LLC (6)	685,714	1.10%	64,285	(16)	621,429	1.00%

Calhoun & Co. FFC City of Dearborn General Employees Retirement Systems (5)	61,688	*	44,946	(20)	16,742	*

Calhoun & Co. FFC City of Dearborn Policemen and Firemen Revised Retirement Systems (5)	98,196	*	71,547	(21)	26,649	*

Crescent International Ltd. (7)	685,712	1.10%	64,285	(16)	621,427	1.00%

HHMI Investments, L.P. (8)	155,520	*	14,580	(16)	140,940	*

Iroquois Master Fund Ltd (9)	685,712	1.10%	64,285	(16)	621,427	1.00%

Mac & Co (5)	257,448	*	188,137	(22)	69,311	*

MicroCapital Fund LP (10)	5,361,073	8.42%	4,033,000	(23)	1,328,073	2.09%

MicroCapital Fund LTD (10)	2,048,134	3.26%	1,406,000	(24)	642,134	1.02%

Neal Goldman (11)	400,000	*	37,500	(16)	362,500	*

SF Capital Partners Ltd. (12)	2,182,856	3.46%	204,642	(16)	1,978,214	3.13%

SRB Greenway Capital, L.P. (13)	95,632	*	8,965	(16)	86,667	*

SRB Greenway Capital (QP), L.P. (13)	783,726	1.25%	73,474	(16)	710,252	1.13%

SRB Greenway Offshore Operating Fund, L.P. (13)	34,926	*	3,274	(16)	31,652	*

Visium Balanced Fund, LP (14)	2,081,262	3.26%	97,231	(16)	1,984,031	3.11%

Visium Balanced Offshore Fund, Ltd (14)	3,465,805	5.36%	161,913	(16)	3,303,892	5.11%

	Shares of Common Stock				Shares of Common Stock
	Beneficially Owned		Number of		Beneficially Owned
	Prior to Offering		Shares Being		After Offering
Security Holders	Number(1)	Percent(2)	Offered		Number(3)	Percent(3)
Visium Long Bias Fund, LP (14)	641,072	1.02%	29,949	(16)	611,123	1.00%

Visium Long Bias Offshore Fund, Ltd (14)	2,429,068	3.80%	113,479	(16)	2,315,589	3.62%

Walker Smith Capital, L.P. (8)	46,352	*	4,345	(16)	42,007	*

Walker Smith Capital (QP), L.P. (8)	297,600	*	27,900	(16)	269,700	*

Walker Smith International Fund, Ltd. (8)	414,810	*	38,888	(16)	375,922	*

Whalehaven Capital Fund Limited (15)	359,428	*	359,428	(25)	0	*

William Blair Small Cap Growth Fund (5)	9,584,416	14.84%	7,003,879	(26)	2,580,537	3.99%

* Less than one percent.

(1)	Represents all of the shares owned by the selling stockholder as of December 15, 2006, including those issuable upon the exercise of any warrants, including Initial Warrants, Additional Warrants and Secured Note Warrants, owned by the selling stockholder and the conversion of any convertible securities, including Unsecured Notes and Secured Notes, owned by the selling stockholder. The number of shares beneficially owned by the selling stockholder may increase as a result of accrued dividends or anti-dilution adjustments.

(2)	The percentage of shares beneficially owned prior to the offering is based on 62,329,083 shares of our common stock outstanding as of February 28, 2007. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder. Notwithstanding anything in this footnote 2 to the contrary, shares of common stock that can be acquired upon exercise of the Initial Warrants, which are not exercisable until May 2007, are deemed outstanding for computing the percentage of the person holding such Initial Warrants, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(3)	The number of shares and percentage of ownership in these columns assumes that the selling stockholders will offer and sell all of the shares of common stock registered under this prospectus. The selling stockholders may elect to sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The number of shares and percentage of ownership in these columns also assumes that, if applicable, the selling stockholders will have converted any Secured Notes purchased in the Private Placement into shares of our common stock and held such shares, exercised any of the Additional Warrants and Secured Note Additional Warrants issued in the Private Placement and held any underlying shares and held any shares of common stock issuable upon conversion of the Unsecured Notes. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder. Notwithstanding anything in this footnote 2 to the contrary, shares of common stock that can be acquired upon exercise of the Initial Warrants, which are not exercisable until May 2007, are deemed outstanding for computing the percentage of the person holding such Initial Warrants, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(4)	Dmitry Balyasny has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Balyasny disclaims beneficial ownership of any such shares.

(5)	Karl Brewer has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Brewer disclaims beneficial ownership of any such shares. The selling stockholder, which is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Each of Byron C. Roth and Gordon J. Roth has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. The selling stockholder, which is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)	Maxi Brezzi and Bachir-Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of any such shares.

(8)	Reid S. Walker and G. Stacy Smith, in their capacity members of WS Capital, L.L.C., the general partner of WS Capital Management, L.P., the investment manager to the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus.

(9)	Joshua Silverman has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Silverman disclaims beneficial ownership of any such shares.

(10)	Ian P. Ellis and Chris A. Jarrous, in their respective capacities as President and Senior Vice President of MicroCapital, LLC, the investment manager to the selling stockholder, have voting and dispositive with respect to the shares of this selling stockholder that are registered under this prospectus. Messrs. Ellis and Jarrous disclaim beneficial ownership of any such shares.

(11)	Mr. Goldman, who is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(12)	Michael A. Roth and Brian J. Stark, in their capacities as managing members of Stark Offshore Investments, LLC, the investment manager to the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Messrs. Roth and Stark disclaim beneficial ownership of any such shares. The selling stockholder, which is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(13)	Steven R. Becker, in his capacity as member of BC Advisors, L.L.C., which is the general partner to SRB Management, L.P., which is the general partner of the selling stockholder, has voting and dispositive with respect to the shares of this selling stockholder that are registered under this prospectus.

(14)	Jacob Gottlieb as Managing Member of Visium Asset Management, LLC, the investment advisor to the selling stockholder has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Gottlieb disclaims beneficial ownership of any such shares.

(15)	Arthur Jones, Trevor Williams and Marco Weisfeld, as directors of the selling stockholder, Michael Finkelstein, as the investment manager for the selling stockholder, and Evan Schemenauer, as chief financial officer of the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that registered under this prospectus. Messrs. Jones, William, Weisfeld, Finkelstein and Schemenauer disclaim beneficial ownership of any such shares.

(16)	Represents shares of common stock issuable upon the exercise of Initial Warrants.

(17)	Represents 62,684 shares of common stock that were issued on November 29, 2006 and 30,088 shares of common stock issuable upon the exercise of Initial Warrants.

(18)	Represents 82,235 shares of common stock that were issued on November 29, 2006 and 39,472 shares of common stock issuable upon the exercise of Initial Warrants.

(19)	Represents 99,041 shares of common stock that were issued on November 29, 2006 and 47,539 shares of common stock issuable upon the exercise of Initial Warrants.

(20)	Represents 30,369 shares of common stock that were issued on November 29, 2006 and 14,577 shares of common stock issuable upon the exercise of Initial Warrants.

(21)	Represents 48,343 shares of common stock that were issued on November 29, 2006 and 23,204 shares of common stock issuable upon the exercise of Initial Warrants.

(22)	Represents 127,120 shares of common stock that were issued on November 29, 2006 and 61,017 shares of common stock issuable upon the exercise of Initial Warrants.

(23)	Represents 2,725,000 shares of common stock that were issued on November 29, 2006 and 1,308,000 shares of common stock issuable upon the exercise of Initial Warrants.

(24)	Represents 950,000 shares of common stock that were issued on November 29, 2006 and 456,000 shares of common stock issuable upon the exercise of Initial Warrants.

(25)	Represents 242,857 shares of common stock that were issued on November 29, 2006 and 116,571 shares of common stock issuable upon the exercise of Initial Warrants.

(26)	Represents 4,732,351 shares of common stock that were issued on November 29, 2006 and 2,271,528 shares of common stock issuable upon the exercise of Initial Warrants.

PLAN OF DISTRIBUTION
     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.
     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS
     The validity of the securities being offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., of Phoenix, Arizona.
EXPERTS
      The consolidated financial statements of the Company as of July 31, 2006 and 2005 and for each of the two years in the period ended July 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2006 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
     On November 12, 2004, the Audit Committee of our Board of Directors dismissed Deloitte & Touche LLP as our independent registered public accounting firm. Thereafter, on November 12, 2004, we retained the services of BDO Seidman, LLP as our new independent registered public accounting firm.
     The consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year ended July 31, 2004, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed December 28, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the classification of the results of operations of its Zilactin brand over-the-counter lip and oral care products, the Innovative Swab Technology, Inc. and Zila Nutraceuticals, Inc. businesses as discontinued operations), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Professional Dental Technologies, Inc. as of October 31, 2006 and 2005, and for the years ended October 31, 2006, 2005 and 2004, incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed by Zila on February 13, 2007, have been audited by and have been so incorporated in reliance on the report of BKD, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.